Exhibit 99.1

FOR IMMEDIATE RELEASE

September 9, 2019

TEGNA Announces Offering of Senior Notes

TYSONS, VA – TEGNA Inc. (NYSE: TGNA) (the “Company”) announced today that it intends to offer $900 million of senior notes due 2029 in a private offering to persons reasonably believed to be “qualified institutional buyers” as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States in reliance on Regulation S under the Securities Act, subject to market and other conditions. The notes will be guaranteed on a senior basis by certain subsidiaries of the Company.

The Company intends to use the net proceeds to repay approximately $320 million of its unsecured notes bearing fixed rate interest at 5.125% due October 2019, approximately $290 million of its unsecured notes bearing fixed rate interest at 5.125% due July 2020 and borrowings under its revolving credit agreement.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes or any other securities. The notes and the related guarantees have not been and will not be registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

Certain statements in this press release may be forward looking in nature or “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this press release are subject to a number of risks, trends and uncertainties that could cause actual performance to differ materially from these forward-looking statements. A number of those risks, trends and uncertainties are discussed in the Company’s SEC reports, including the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q. Any forward-looking statements in this press release should be evaluated in light of these important risk factors.

TEGNA is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this press release by wire services, Internet service providers or other media.

About TEGNA

TEGNA Inc. (NYSE: TGNA) is an innovative media company that serves the greater good of our communities. Across platforms, TEGNA tells empowering stories, conducts impactful investigations and delivers innovative marketing solutions. With 51 television stations and four radio stations in 43 markets, TEGNA is the largest owner of top 4 affiliates in the top 25 markets, reaching over 35 percent of all television households nationwide. TEGNA also owns leading multicast networks Justice Network and Quest. TEGNA Marketing Solutions (TMS) offers innovative solutions to help businesses reach consumers across television, email, social and over-the-top (OTT) platforms, including Premion, TEGNA’s OTT advertising service.

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For media inquiries, contact:

Anne Bentley

Vice President, Corporate Communications

703-873-6366

abentley@TEGNA.com

For investor inquiries, contact:

John Janedis, CFA

Senior Vice President, Capital Markets & Investor Relations

703-873-6222

jjanedis@TEGNA.com